FOR IMMEDIATE RELEASE

NOVELOS THERAPEUTICS BELIEVES CLASS ACTION LAWSUIT IS WITHOUT MERIT AND INTENDS TO DEFEND VIGOROUSLY

NEWTON, Mass., March 10, 2010 – Novelos Therapeutics, Inc. (OTCBB: NVLT), a biopharmaceutical company focused on the development of therapeutics to treat cancer and hepatitis, today announced that a purported class action complaint was filed on March 5, 2010 in the United States District Court for the District of Massachusetts by Drew Weaver, allegedly a purchaser of shares of Novelos’ common stock on February 1, 2010, on behalf of himself and all others similarly situated against Novelos and Harry S. Palmin, Novelos’ President and Chief Executive Officer.  The complaint claims that Novelos violated Section 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder in connection with alleged disclosures related to the Phase 3 clinical trial of its compound NOV-002 for non-small cell lung cancer.  The plaintiff seeks a jury trial.

Novelos has reviewed the complaint and believes that the allegations are without merit.  Novelos plans to vigorously defend against the litigation.  Novelos’ policy is to not discuss pending litigation.

About Novelos Therapeutics, Inc.
Novelos Therapeutics, Inc. is a biopharmaceutical company commercializing oxidized glutathione-based compounds for the treatment of cancer and hepatitis.  Novelos is building an oncology pipeline via in-licensing or acquisition of clinical stage compounds or technologies for oncology indications.  Our lead compound, NOV-002, has been administered to approximately 1,000 cancer patients in clinical trials and is in Phase 2 development for solid tumors in combination with chemotherapy.  Novelos has a partnership with Mundipharma, an independent associated company of Purdue Pharma, to develop and commercialize NOV-002 in Europe and Asia (excluding China).  Novelos’ second compound, NOV-205, which has been administered to approximately 200 hepatitis patients in clinical trials, is in Phase 2 development for chronic hepatitis C non-responders.  Both compounds have been partnered with Lee’s Pharm in China.  For additional information about Novelos please visit www.novelos.com

COMPANY	INVESTOR RELATIONS
Harry S. Palmin, President and CEO	Stephen Lichaw
Ph: 617-244-1616 x11	Ph: 201-240-3200
Email: hpalmin@novelos.com	Email: slichaw@novelos.com

Novelos Therapeutics, Inc.
One Gateway Center, Suite 504
Newton, MA 02458

This news release contains forward-looking statements.  Such statements are valid only as of today, and we disclaim any obligation to update this information.  These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made.  These statements are based on our current beliefs and expectations as to such future outcomes.  Drug discovery and development involve a high degree of risk.  Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our  pharmaceutical collaborators’ ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement.
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